Equity Transfer Agreement

The Transferor: Gao Linlin (hereinafter referred to as "Party A")
Address:

The Transferee: ABAC (hereinafter referred to as "Party B")
Address:

The Holder: Bi Yongquan (hereinafter referred to as "Party C")
Address:
ID card No.:
Contact phone:

Target Company: Dalian Lianhui Business Hotel Co., Ltd.

WHEREAS,

1. Party A who holds 100% equity of Dalian Lianhui Business Hotel Co., Ltd. (hereinafter referred to as "the Hotel") plans to transfer 40% equity held of the Hotel.

2. Party B agrees to accept 40% equity held by Party A of the Hotel.

The following agreement regarding equity transfer (hereinafter referred to as "this Agreement") is made and entered into by and between Party A and Party B on the basis of fully understanding relevant national policies and the Hotel's business conditions in the principle of equality and mutual benefits after reaching consensus via negotiation.

Article 1 Equity Transfer

1. Party A agrees to transfer 100% equity held of the Hotel to Party B 40% based on the current status of the Hotel's assets.

2. All creditor's rights and debts before the equity transfer shall be borne by Party A, after the transfer is completed, the newly generated creditor's rights and debts of the management of Lianhui Hotel Company shall be borne by the ratio of respective shares.

Article 2 Transfer Price and Mode of Payment

1. Both Party A and Party B agree via negotiation that the price under this Contract is RMB 75,372,800.00 (say: RMB SEVENTY FIVE MILLION THREE HUNDRED SEVENTY TWO THOUSAND EIGHT HUNDRED Only) based on the conditions stated herein and the current status of the Hotel's assets, and actually traded at RMB74,000,000.00. Party A will transfer its 40% equity of Lianhui Hotel to Party B. The consideration is 29.6 million yuan.

2. Party B shall pay Party A the said transfer price in the form of stock . Party B shall transfer 4 million stocks to Party A at the price of USD 1.1/stock.

3. Party A hereby entrusts Party C to hold the stock of equity consideration on its behalf. Party B shall coordinate with Party A and Party C actively to finish the equity transfer change registration formalities.

4. Party A, Party B and Party C shall finish the formalities above within 3 months upon the validity of this Agreement.

Article 3 Party A's Declaration

1. Besides the matters disclosed to Party B in writing prior to the signature of this Agreement, Party A has no any other unsettled major lawsuit and arbitration related to the equity held of the Hotel.

2. Party A's all formalities and documents for setting up the Hotel and applying for the scope of business (including hotel and food & beverage operation) have been approved by going through relevant formalities as per laws and regulations. The setup documents are intact and do not violate the provisions of relevant laws and regulations.

3. Party A does not provide any guarantee for any third party with the equity held of the Hotel besides the written disclosure made to Party B prior to the signature of this Agreement; the equity is legal and complete.

4. Party A hereby entrusts Party C to hold the stock corresponding to the consideration of equity it holds as per this Agreement and it fully authorizes and acknowledges Party C's any legal behavior or fact for the stock corresponding to the consideration of equity, such as transfer, pledge, cancellation or repurchase. Party A's authorization for Party C is authentic, legal and valid.

5. The Hotel has no major debts when this Agreement is signed and equity transfer is finished; any creditor's right and debt are not related to Party B.

6. All the commitments and guarantees made by Party A for the Hotel are authentic and accurate and do not contain omission which will mislead Party B.

Article 4 Party B's Declaration

1. Party B agrees to accept the equities under this Agreement based on the current status of the Hotel's assets and it has finished due diligence on the basis of caution utterly.

2. Party B ensures to pay the transfer stock based on the mode specified in Article 2 hereof.

Article 5 Assets of the Hotel

1. The Hotel, which is located at Wuwu Road, Zhongshan District, Dalian City, Liaoning Province, has been operated normally as of the date when this Agreement is signed.

2. Party A hereby commits and guarantees that the Hotel's investment does not violate the relevant valid national and regional laws and regulations and it has finished all the legal approval formalities and certificates required for the Hotel's normal operation from the government or other organizations.

3. The Hotel and the shareholders commit that they will finish all ownership transfer formalities for some real estates that have not been transferred to the name of the Hotel within 3 months upon the signature of this Agreement.

Article 6 Party B's supervision and Assets Transfer

Party B shall designate 1-2 managers to the Hotel since the signature of this Agreement to understand the Hotel and its operation mechanism and management mode and prevent assets loss. Party A shall provide active assistance.

Article 7 Bearing of Shareholder's Rights and Obligations (including Hotel's Loss) (creditor's rights and debts)

1. After the equity transfer is finished, Party B is entitled to exercise the rights as the Hotel's shareholder and perform the corresponding shareholder's obligations. If necessary, Party A shall assist Party B in exercising the shareholder's rights and obligations.

2. After the equity transfer is finished, Party B shall share profits, risks and losses as per laws

based on the shareholding ratio.

Article 8 Transitional Period

1. The transitional period for the performance of this Agreement is from the validity of this Agreement to the date on which both parties will complete the equity transfer procedures. During the period, Party A shall coordinate with Party B to stabilize the employees and ensure the Hotel can run business continuously.

2. Party A shall ensure the Hotel and its assets that continues to operate and manage under the normal operating conditions. Party A shall endeavor to take all reasonable measures to avoid damaging the Hotel and damaging and losing its assets.

Article 9 Placement of Employee

Both of Party A and Party B jointly confirmed, The equity transfer in this period does not involve the personnel changes of the management and employees of Party A or the original Lianhui hotel company. Party B does not directly interfere with the personnel arrangement of the management and operation of the original Lianhui Hotel Company, that is, Party B recognizes Party A and Lianhui Hotel Company are the original management personnel and employees.

Article 10 Confidentiality

1. Either party shall keep confidential the counterparty's operation technique, mode, data, information and other business secrets acquired by signing and performing this Agreement (hereinafter referred to as "the Secrets") by any means and shall not own, use or transfer the Secrets or disclose them to Party C.

2. All parties to this Agreement shall ensure their employees and other workers abide by the confidentiality terms to avoid any unauthorized disclosure. Where either party's employee or other worker discloses the other party's loss, causing loss to the other party, the party to which the disclosing employee or worker belongs shall be responsible for the corresponding legal liabilities.

3. Any party shall not disclose the contents of this Agreement without the written consent of the rest parties no matter whether this Agreement comes into effect or is performed.

4. Should any party go against the confidentiality obligations, the rest parties (the observant parties) shall have the rights to require the default party to compensate the loss arising therefrom.

5. The confidentiality obligation will not be terminated by the termination or cancellation of this Agreement.

Article 11 Taxes and Dues, Administrative Expenses and Other Costs

1. All the taxes and dues or administration expenses paid by all parties for performing this Agreement as per the national or regional laws shall be borne by the parties respectively. The taxes and dues or expenses that shall be borne by all parties jointly shall be undertaken by the ratio of respective shares.

2. The fees for the intermediary organ or personnel employed by all parties for the equity transfer shall be borne by all parties.

Article 12 Violation Liabilities

Party B shall pay all the funds specified in this Agreement in time within the time specified. If fails, it shall pay Party A liquidated damages which shall be 4 times of the bank loan interest in the same period based on the unpaid amount. If the delay lasts for more than 30 days, Party A is entitled to terminate this Agreement and cancel the purchase.

Article 13 Agreement Change and Termination

All parties agree to change or terminate this Agreement if any of the following cases

happens:

1. This Agreement cannot be performed by force majeure;

2. All parties agree to terminate or change this Agreement via negotiation due to changes.

Article 14 Dispute Resolution

Any dispute arising out of or in relation with the performance of this Agreement shall be resolved by both parties via friendly negotiation. If negotiation fails, all parties agree to file a lawsuit to the people's court at the site of Party A.

Article 15 Validity and Miscellaneous

1. This Agreement comes into effect once signed and sealed by both Party A and Party B.

2. If either party plans to modify this Agreement upon its validity, the due party shall inform the counterparty in writing 10 working days in advance and both parties shall sign a supplementary agreement after reaching consensus via negotiation in writing. The supplementary agreement shall have the same legal effect with this Agreement.

3. Any matters unmentioned herein shall be resolved by both parties via negotiation in a realistic manner.

4. The conclusion, validity, interpretation, termination and dispute resolution of this Agreement shall be governed by the relevant laws of the People's Republic of China.

5. Party A, Party B and Party C shall coordinate with the Hotel to go through the shareholder change formalities as well as the corresponding industrial and commercial change registration formalities.

6. This Agreement is executed in seven original sets, each of which shall have the same legal effect. Each Party A, Party B and Party B shall hold one, the Hotel company archives one, and Industry and Commerce Registration Authority holding one, the rest shall be used for record.

Party A: 高林林 Party B:____________ Party C: [signature]

Legal representative:

Seal of the Lianhui Hotel:

Date of signature: 06 (DD) 01 (MM) 2019 (YYYY)